HASI Announces Second Quarter 2026 Results and Raises Guidance
on 24% Y/Y Adjusted EPS Growth YTD and Adjusted ROE Above 15%

ANNAPOLIS, Md., August 6, 2026 -- (BUSINESS WIRE) -- HA Sustainable Infrastructure Capital, Inc. (“HASI,” “we,” “our” or the “Company”) (NYSE: HASI), a leading investor in sustainable infrastructure assets, today reported results for the second quarter of 2026.
Key Highlights
•GAAP EPS of $0.92, compared with $0.74 in Q2 2025, and Adjusted EPS of $0.75, compared to $0.60 in Q2 2025.
•GAAP-based Net Investment Income was $9.9 million in Q2, and Adjusted Recurring Net Investment Income totaled $107 million in Q2, up 26% year-over-year.
•GAAP-based ROE was 20.3% in Q2 2026, and Adjusted ROE increased to 15.2% in Q2 2026.
•Managed Assets grew 20% year-over-year to $17.6 billion as of June 30, 2026.
•Closed more than $1.4 billion in balance sheet/CCH1 transactions year-to-date through the second quarter of 2026 with new asset yields on Portfolio investments >11%.
•Issued no new shares through our ATM year-to-date and continue to expect minimal ATM share issuances in 2026 based on current outlook for $2-3 billion in new balance sheet/CCH1 investments this year.
•Issued $1 billion in unsecured notes at an effective cost of ~5.6%, and in July increased the capacity of our revolver by $425 million to $2.25 billion.
•Raising guidance for Adjusted EPS to a range of $3.55 to $3.65, up from $3.50 to $3.60, and maintaining guidance for Adjusted ROE of at least 17.0% in 2028.
“We are very pleased with our first half results as investment activity remained elevated due to heightened demand for new electric generation coupled with our programmatic partnerships,” said HASI President and Chief Executive Officer Jeffrey A. Lipson. “Our outlook for new investment volumes, expanding investment margins enabled by steadily improving debt spreads, and growing fee income from our co-investment vehicles allows us to increase guidance for 2028 Adjusted EPS to $3.55 - $3.65 from $3.50 - $3.60.”
A summary of our financial results is detailed in the table below:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands, except for per share data)
GAAP Net Income (Loss)	$128,625	$98,445	$56,659	$155,057
GAAP Diluted earnings (loss) per share	0.92	0.74	0.43	1.18

Adjusted Earnings	98,716	74,988	200,463	153,056
Adjusted Earnings per share	0.75	0.60	1.52	1.23

GAAP-based net investment income (loss)	9,851	(3,317)	2,996	5,481
Adjusted Recurring Net Investment Income	107,024	85,324	208,207	163,559

GAAP Net Income and Adjusted Earnings
“In Q2, we continued to manage our cost of capital with a further improvement in our spreads in our last debt issuance in June,” said HASI Chief Financial Officer, Chuck Melko. “In addition, with no shares issued through our ATM so far this year, we remain on track for minimal ATM share issuances in 2026, which supports further growth in our Adjusted ROE from more than 15% in the first half of 2026 to our guidance of more than 17% in 2028.”

GAAP Earnings and EPS
GAAP net income to controlling stockholders was $129 million in Q2 2026, compared to $98 million in Q2 2025. GAAP diluted earnings per share was $0.92 in Q2 2026, compared to $0.74 in Q2 2025. GAAP income in the current period was driven by total revenue of $121 million and income from equity method investments of $179 million, which were partially offset by total expenses of $111 million and income tax expense of $57 million.

Adjusted Earnings and EPS
Adjusted Earnings were $99 million in Q2 2026, driven by Adjusted Recurring Net Investment Income of $107 million, Gain on Sale of Assets of $16 million, and Origination Fee and Other Income of $8 million, while Compensation and Benefits and General & Administrative expenses (excluding Equity-Based Compensation) were approximately $29 million.

Adjusted Earnings in Q2 2026 increased $24 million compared to Q2 2025, due to a $22 million increase in Adjusted Recurring Net Investment Income, driven by a larger Portfolio comprised of higher-yielding assets, and an $8 million increase in Gain on Sale of Assets. These items were partially offset by a $10 million increase in Compensation and Benefits and General & Administrative expenses (excluding Equity-Based Compensation) primarily due to growth in the size of the Company and the timing of expenses.

Adjusted EPS was $0.75 in Q2 2026, compared to $0.60 in Q2 2025, due to the increase in Adjusted Earnings described above.

An explanation and reconciliation of GAAP Earnings and EPS to Adjusted Earnings and EPS can be found at the end of this release.

Adjusted Recurring Net Investment Income

HASI’s Managed Assets consist of three major components: our Portfolio, our co-investment structures, and our securitized assets. HASI generates recurring income from each of these components: (1) income generated from our Portfolio, including both our debt investments (“Receivables” and “Real Estate and Debt Securities”), and our equity investments (“Equity Method Investments”), (2) management fee income from our securitization trusts and our partner’s share of our co-investment structures, and (3) income from our retained interests in our securitized assets. Adjusted Recurring Net Investment Income measures the recurring income we generate from these three sources, net of interest expense.

GAAP-based net investment income captures Interest and Rental Income revenue as well as Management Fees and Retained Interest Income, less Interest Expense. However, it does not include the income generated from our Equity Method Investments (as defined below) and thus fails to capture all of the economic returns earned by our Portfolio. GAAP-based net investment income was $10 million in Q2 2026.

Adjusted Recurring Net Investment Income captures not only our management fee income and income from our retained interests in our securitized assets, but also our income from our entire Portfolio, including both our equity and debt investments, net of interest expense. As a result, management views Adjusted Recurring Net Investment Income as a helpful indicator of the full underlying economics of our investments, enabling a useful comparison of financial results between periods. Adjusted Recurring Net Investment Income was $107 million in Q2 2026, an increase of 26% from $85 million in Q2 2025.

A reconciliation of GAAP-based Net Investment Income to Adjusted Recurring Net Investment Income is shown below, and further explanation can be found at the end of this release.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Interest and rental income	$84,470	$67,441	$167,159	$133,918
Management fees and retained interest income	12,850	8,988	22,581	15,987
Interest expense	(87,469)	(79,746)	(186,744)	(144,424)
GAAP-based net investment income (loss) (1)	9,851	(3,317)	2,996	5,481
Adjusted income from equity method investments (2)	98,263	79,094	189,366	148,956
Loss (gain) on debt modification or extinguishment (3)	1,387	10,557	20,206	10,878
Amortization of real estate intangibles	3	3	6	7
Elimination of proportionate share of ongoing asset management fees earned from co-investment structures (4)	(2,480)	(1,013)	(4,367)	(1,763)
Adjusted Recurring Net Investment Income	$107,024	$85,324	$208,207	$163,559

(1)GAAP-based net investment income (loss) as reported in previous periods was not defined to include Management fees and retained interest income. It has been included here in comparative periods to reflect the new definition.

(2)This is a non-GAAP adjustment to reflect the return on capital of our equity method investments.

(3)Included in Interest expense within our statements of operations.

(4)GAAP net income includes an elimination of the intercompany portion of ongoing asset management fees received from co-investment structures in the Equity method income line item. Since GAAP Equity method income is not a component of this metric, we include the elimination of the management fee through this adjustment.

Adjusted Recurring Net Investment Income represents the sum of (1) Interest and Rental Income Revenue, (2) Adjusted Income from Equity Method Investments, and (3) Management Fees and Retained Interest Income, net of (4) Interest Expense and (5) the elimination of our proportionate share of fees earned from co-investment structures. It also excludes other non-cash items such as Amortization of Real Estate Intangibles and, when applicable, Loss (Gain) on Debt Modification or Extinguishment:

•Interest and Rental Income Revenue

As of June 30, 2026, our Receivables, Net of Allowance, and Receivables Held-for-Sale totaled $3.2 billion, up 5% from $3.1 billion as of June 30, 2025, due to the funding of additional investments over the previous 12 months. Interest and Rental

Income Revenue was $84 million in Q2 2026, compared to $67 million in Q2 2025, driven by higher yields on our investments and investment fundings.

•Adjusted Income from Equity Method Investments

As of June 30, 2026, our Equity Method Investments were $4.8 billion, an increase of 17% from $4.1 billion as of June 30, 2025. Equity Method Investments includes our proportionate share of our co-investment vehicle CCH1, which was $970 million as of June 30, 2026, compared to $559 million as of June 30, 2025. Approximately 29% of the assets in CCH1 were receivables or debt securities, and 71% were equity method investments as of June 30, 2026.

Adjusted Income from Equity Method Investments1 was $98 million in Q2 2026, an increase of 24% compared to $79 million in Q2 2025, driven by both growth in Equity Method Investments and higher yields.

•Management Fees and Retained Interest Income

As of June 30, 2026, assets held by our partners in our co-investment vehicles were $1.5 billion, compared to $550 million as of June 30, 2025. In addition, our Retained Interests in Securitization Trusts, Net of Allowance, were $332 million, an increase of 22% from $272 million as of June 30, 2025.

Management Fees and Retained Interest Income was $13 million in Q2 2026, compared to $9 million in Q2 2025, due to higher managed assets in our co-investment vehicle.

•Interest Expense

As of June 30, 2026, our total debt outstanding was $5.9 billion, as compared to $4.7 billion as of June 30, 2025, and our weighted-average interest cost, as measured by GAAP interest expense as adjusted for loss on debt modification or extinguishment divided by average debt outstanding, was 6.2% in Q2 2026, compared to 5.8% in Q2 2025. Our average interest cost increased due to the issuance of junior subordinated notes that bear a higher interest rate, but which reduce our need to issue equity to maintain our desired financial leverage ratio because of the partial equity treatment of these instruments by rating agencies.

Interest expense was $87 million in Q2 2026, an increase of $8 million compared to $80 million in Q2 2025.

Managed Assets and New Investment Activity
As of June 30, 2026, our Managed Assets totaled $17.6 billion, up 20% from June 30, 2025, and consisted of (1) our Portfolio, (2) our partners’ portion of our co-investment vehicle CCH1, and
1 Adjusted Income from Equity Method Investments represents our return on investment in equity method investments, as calculated using our underwritten rate of return on such investments as adjusted to reflect the performance of the projects and cash distributed to date.

(3) assets we have securitized. As of June 30, 2026, our Portfolio was approximately $8.2 billion. Portfolio Yield was 9.2% for the three months ended June 30, 2026, compared to 8.2% for the three months ended June 30, 2025, due primarily to the funding of higher-yielding portfolio assets.

We closed new transactions totaling approximately $1.1 billion in Q2 2026, including $975 million in transactions to be held on our balance sheet or at our co-investment structures. As of June 30, 2026, our pipeline was more than $6.5 billion.

Weighted average yields on new Portfolio investments were underwritten at more than 11% during Q2 2026, consistent with the weighted average yields on Portfolio investments over the prior five quarters.

	As of
	June 30, 2026	June 30, 2025
	(in millions)
Managed Assets	$17,564	$14,619
GAAP-Based Portfolio	8,201	7,168

	Three Months Ended June 30,
	2026	2025
Portfolio Yield	9.2%	8.2%

An explanation and reconciliation of GAAP-based Portfolio to Managed Assets can be found at the end of this release.

Our Portfolio remains well-diversified across established clean energy end markets with approximately $4.1 billion of Behind-the-Meter assets, approximately $2.6 billion of Grid-Connected assets, with the remainder comprising assets in Fuels, Transportation, and Nature.

We continued to experience strong credit performance and negligible losses across our Portfolio of investments. The following is an analysis of the performance ratings of our Portfolio as of June 30, 2026.

	Portfolio Performance
	Commercial		Government	Commercial	Commercial
	1 (1)		1 (1)	2 (2)	3 (3)	Total
	(dollars in millions)
Total receivables	$3,140		$30	$31	$—	$3,201
Less: Allowance for loss on receivables	(50)		—	(6)	—	(56)
Net receivables	3,090		30	25	—	3,145
Receivables held-for-sale	70		3	—	—	73
Debt securities and real estate	73		2	—	—	75
Equity method investments (4)	4,756	(5)	—	26	—	4,782
Other portfolio assets (6)	—		—	126	—	126
Total	$7,989		$35	$177	$—	$8,201
Percent of Portfolio	98%		—%	2%	—%	100%
(1)This category includes our assets where based on our credit criteria and performance to date, we believe that our risk of not receiving our invested capital remains low.
(2)This category includes our assets where based on our credit criteria and performance to date we believe there is a moderate level of risk of not receiving some or all of our invested capital. In the second quarter of 2026, we exercised protective rights related to two loans previously in Category 2 which caused us to consolidate the project company to which the loans were made. Accordingly, the loans now eliminate in consolidation and are no longer included as receivables in the table above. The consolidated projects are now included in “Other Portfolio assets.”
(3)This category includes our assets where based on our credit criteria and performance to date, we believe there is substantial doubt regarding our ability to recover some or all of our invested capital. Receivables or debt securities in this category are placed on non-accrual status.
(4)Some of the individual projects included in portfolios that make up our equity method investments have government off-takers. As they are part of large portfolios, they are not classified separately.
(5)Included in this amount are two investments for which we recognized a GAAP impairment loss of $70 million to reflect changes in assumptions including the current market discount rate. The projects continue to operate, and we expect to receive distributions from the projects in excess of our invested capital.
(6)As discussed above, we exercised our protective rights related to certain loan agreements which caused us to consolidate the project company to which the loans were made. Our loan balance currently being eliminated in consolidation is $126 million. Included on our consolidated balance sheet as of June 30, 2026 is $165 million of in-construction fixed assets, a $25 million liability to be paid upon project completion, and a $14 million of non-controlling interest.

Liquidity and Leverage
As of June 30, 2026, cash and cash equivalents totaled $250 million, and our total liquidity was $2.2 billion, including approximately $1.9 billion of unused capacity under our revolving credit facility and commercial paper program.

Total debt outstanding was $5.9 billion at June 30, 2026, and our debt-to-equity ratio was 1.7x, within our target range of 1.5x to 2.0x and below our internal limit of 2.5x. Our leverage ratio includes adjustments to account for our outstanding junior subordinated notes as being 50% equity, reflecting the partial equity credit given by rating agencies to these instruments. As of June 30, 2026, 95% of our debt outstanding was either fixed-rate or hedged base rate debt.

Sustainability and Impact Highlights
An estimated 282,000 metric tons of carbon emissions will be avoided annually by the transactions closed this quarter, equating to a CarbonCount® score of 0.23 metric tons per $1,000 invested. In total, including assets not retained in our Portfolio, our Managed Assets are avoiding approximately 10.4 million metric tons of carbon emissions annually, based on our proprietary CarbonCount score.

Guidance
We are increasing our guidance for Adjusted Earnings per Share to a range of $3.55 to $3.65 from a prior range of $3.50 to $3.60 in 2028. In addition, we continue to expect Adjusted Return on Equity of more than 17% in 2028. We also expect distributions of annual dividends per share of common stock to decline to less than 50% of annual Adjusted Earnings per Share by 2028 and less than 40% by 2030. This guidance reflects our judgments and estimates of (i) yield on our existing Portfolio; (ii) yield on incremental Portfolio investments, inclusive of our existing pipeline; (iii) the volume and profitability of transactions; (iv) amount, timing, and costs of debt and equity capital to fund new investments; (v) changes in costs and expenses reflective of our forecasted operations; and (vi) the general interest rate and market environment. In addition, distributions are subject to approval by our Board of Directors on a quarterly basis. We have not provided GAAP guidance as discussed in the Forward-Looking Statements section of this press release.

Dividend
The Company is also announcing today that our Board of Directors approved a quarterly cash dividend of $0.425 per share of common stock. This dividend will be paid on October 16, 2026, to stockholders of record as of October 2, 2026.

Conference Call and Webcast Information
HASI will host an investor conference call today, Thursday, August 6, 2026, at 5:00 p.m. Eastern Time. The conference call can be accessed live over the phone by dialing 1-877-407-0890 (Toll-Free) or +1-201-389-0918 (toll). Participants should inform the operator that they want to join the “HASI Second Quarter 2026 Results” call. The conference call will also be accessible as an audio webcast with slides on our website. A replay after the event will be accessible as on-demand webcast on our website.

About HASI
HASI is an investor in sustainable infrastructure assets advancing the energy transition. With more than $17 billion in managed assets, our investments are diversified across multiple asset classes, including utility-scale solar, storage, and onshore wind; distributed solar and storage; RNG; and energy efficiency. We combine deep expertise in energy markets and financial structuring with long-standing programmatic client partnerships to deliver superior risk-adjusted returns and measurable environmental benefits. HA Sustainable Infrastructure Capital, Inc. is listed on the New York Stock Exchange (Ticker: HASI). For more information, please visit hasi.com.

Forward-Looking Statements
Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the

Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K as well as in other periodic reports that we file with the U.S. Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement.
The Company has not provided GAAP guidance as forecasting a comparable GAAP financial measure, such as net income, would require that the Company apply the hypothetical liquidation at book value (“HLBV”) method to these investments. In order to forecast under the HLBV method, the Company would be required to make various assumptions related to expected changes in the net asset value of the various entities and how such changes would be allocated under HLBV. GAAP HLBV earnings over a period of time are very sensitive to these assumptions especially in regard to when a partnership transaction flips and thus the liquidation scenarios change materially. The Company believes that these assumptions would require unreasonable efforts to complete and if completed, the wide variation in projected GAAP earnings based upon a range of scenarios would not be meaningful to investors. Accordingly, the Company has not included a GAAP reconciliation table related to any Adjusted Earnings guidance.
Estimated carbon savings are calculated using the estimated kilowatt hours, gallons of fuel oil, million British thermal units of natural gas and gallons of water saved as appropriate, for each project. The energy savings are converted into an estimate of metric tons of CO2 equivalent emissions based upon the project’s location and the corresponding emissions factor data from the U.S. Government and International Energy Agency. Portfolios of projects are represented on an aggregate basis.

Contacts
Investors:
Aaron Chew
investors@hasi.com
410-571-6189
Media:
Kenny Gayles
media@hasi.com
443-321-5756

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Revenue
Interest and rental income ($23 million and $35 million for the three and six months ended June 30, 2026 and $18 million and $37 million for the three and six months ended June 30, 2025 from equity method investees, respectively)	$84,470	$67,441	$167,159	$133,918
Gain on sale of assets	15,831	7,829	38,583	26,497
Management fees and retained interest income	12,850	8,988	22,581	15,987
Origination fee and other income	7,639	1,427	16,693	6,224
Total revenue	120,790	85,685	245,016	182,626
Expenses
Interest expense	87,469	79,746	186,744	144,424
Provision (benefit) for loss on receivables and retained interests in securitization trusts	(11,006)	1,038	(6,465)	4,850
Compensation and benefits	26,513	18,131	62,018	43,110
General and administrative	7,970	6,497	18,136	15,874
Total expenses	110,946	105,412	260,433	208,258
Income (loss) before equity method investments	9,844	(19,727)	(15,417)	(25,632)
Income (loss) from equity method investments	178,912	157,680	99,654	245,667
Income (loss) before income taxes	188,756	137,953	84,237	220,035
Income tax (expense) benefit	(56,973)	(38,158)	(26,196)	(62,055)
Net income (loss)	$131,783	$99,795	$58,041	$157,980
Net income (loss) attributable to non-controlling interest holders	3,158	1,350	1,382	2,923
Net income (loss) attributable to controlling stockholders	$128,625	$98,445	$56,659	$155,057
Basic earnings (loss) per common share	$1.00	$0.80	$0.44	$1.28
Diluted earnings (loss) per common share	$0.92	$0.74	$0.43	$1.18
Weighted average common shares outstanding—basic	127,831,218	121,515,164	127,773,647	120,454,366
Weighted average common shares outstanding—diluted	142,889,551	137,740,850	143,041,556	137,830,564

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	June 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$249,921	$110,218
Equity method investments	4,782,318	4,115,909
Receivables, net of allowance of $56 million and $62 million, respectively ($1,027 million and $629 million from equity method investees, respectively)	3,145,473	3,280,046
Receivables held-for-sale (includes $51 million under fair value option as of June 30, 2026)	72,804	113,938
Real estate and available-for-sale debt securities	74,887	76,291
Retained interests in securitization trusts, net of allowance of $3 million and $3 million, respectively	332,201	299,739
Other assets	283,389	191,824
Total Assets	$8,940,993	$8,187,965
Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable, accrued expenses and other	$390,304	$380,702
Credit facilities	1,320	46,184
Commercial paper notes	112	225,212
Term loans payable	476,395	386,391
Non-recourse debt (secured by assets of $302 million and $311 million, respectively)	119,555	124,561
Senior notes	3,805,097	3,466,048
Junior subordinated notes	1,093,830	497,560
Convertible notes	404,330	403,438
Total Liabilities	6,290,943	5,530,096
Stockholders’ Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 127,945,053 and 127,644,496 shares issued and outstanding, respectively	1,279	1,276
Additional paid-in capital	2,857,351	2,849,597
Accumulated deficit	(375,894)	(323,071)
Accumulated other comprehensive income (loss)	59,216	47,076
Non-controlling interest	108,098	82,991
Total Stockholders’ Equity	2,650,050	2,657,869
Total Liabilities and Stockholders’ Equity	$8,940,993	$8,187,965

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)
(UNAUDITED)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities
Net income (loss)	$58,041	$157,980
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loss on receivables and retained interests in securitization trusts	(6,465)	4,850
Depreciation and amortization	374	418
Amortization of financing costs	7,412	7,895
Equity-based expenses	23,736	18,272
Equity method investments	14,774	(171,121)
Non-cash gain on securitization	(32,709)	(11,407)
Loss on debt extinguishment	20,206	10,557
Changes in receivables held-for-sale	1,019	(4,285)
Changes in accounts payable, accrued expenses, and other	19,028	30,545
Change in accrued interest on receivables and debt securities	(52,484)	(27,371)
Cash received (paid) upon hedge settlement	31,247	17,696
Other	(516)	8,421
Net cash provided by (used in) operating activities	83,663	42,450
Cash flows from investing activities
Equity method investments	(694,414)	(299,980)
Equity method investment distributions received	19,134	19,529
Purchases of and investments in receivables ($62 million and $95 million related to equity method investees, respectively)	(301,681)	(287,049)
Principal collections from receivables ($124 million and $79 million from equity method investees, respectively)	343,834	172,080
Proceeds from sales of receivables	15,282	8,344
Purchases of debt securities and retained interests in securitization trusts	(7,457)	(6,545)
Collateral provided to hedge counterparties	—	(4,110)
Collateral received from hedge counterparties	7,730	5,340
Other	74,224	8,230
Net cash provided by (used in) investing activities	(543,348)	(384,161)

	Six Months Ended June 30,
	2026	2025
Cash flows from financing activities
Proceeds from credit facilities	657,000	395,000
Principal payments on credit facilities	(702,000)	(395,000)
Proceeds from issuance of term loan	250,000	—
Principal payments on term loan	(161,800)	(11,124)
Proceeds from (repayments of) commercial paper notes	(225,500)	256,500
Principal payments on non-recourse debt	(4,910)	(4,950)
Proceeds from issuance of senior notes	1,395,260	996,174
Principal payments on convertible notes	—	(200,000)
Redemption of senior notes	(1,050,000)	(700,000)
Proceeds from issuances of junior subordinated notes	600,000	—
Net proceeds of common stock issuances	—	119,876
Payments of dividends and distributions	(112,657)	(102,443)
Redemption premium and fees paid	(17,942)	(6,645)
Payment of financing costs	(18,463)	(7,195)
Collateral provided to hedge counterparties	(41,370)	(110,320)
Collateral received from hedge counterparties	31,000	71,890
Other	(3,322)	(6,402)
Net cash provided by (used in) financing activities	595,296	295,361
Increase (decrease) in cash, cash equivalents, and restricted cash	135,611	(46,350)
Cash, cash equivalents, and restricted cash at beginning of period	145,223	150,156
Cash, cash equivalents, and restricted cash at end of period	$280,834	$103,806
Interest paid	$153,803	$146,497
Supplemental disclosure of non-cash activity
Interests retained from securitization transactions	$22,290	$18,662
Removal of deferred financing obligation upon securitization	50,882	29,051
Property, plant, and equipment received upon consolidation of a VIE	164,986	—
Contract liability assumed upon consolidation of a VIE	25,000	—
Receivables eliminated upon consolidation of a VIE	126,242	—
Non-controlling interest added upon consolidation of a VIE	14,100	—

EXPLANATORY NOTES
Non-GAAP Financial Measures
Adjusted Earnings
We calculate Adjusted Earnings as GAAP net income (loss) excluding equity-based expenses, provisions for loss on receivables, amortization of intangibles, losses (gains) from modification or extinguishment of debt facilities, and non-cash tax charges and including the earnings attributable to our non-controlling interest of our Operating Partnership. We also make an adjustment to eliminate our portion of fees we earn from related-party co-investment structures, and for our equity method investments in the renewable energy projects as described below. We will use judgment in determining when we will reflect the losses on receivables in our Adjusted Earnings, and will consider certain circumstances such as the time period in default, sufficiency of collateral as well as the outcomes of any related litigation. In the future, Adjusted Earnings may also exclude one-time events pursuant to changes in GAAP and certain other adjustments as approved by a majority of our independent directors.

We believe a non-GAAP measure, such as Adjusted Earnings, that adjusts for the items discussed above is and has been a meaningful indicator of our economic performance in any one period and is useful to our investors as well as management in evaluating our performance, including as it relates to expected dividend payments over time. Additionally, we believe that our investors also use Adjusted Earnings, or a comparable supplemental performance measure, to evaluate and compare our performance to that of our peers, and as such, we believe that the disclosure of Adjusted Earnings is useful to our investors.

Certain of our equity method investments in renewable energy and energy efficiency projects are structured using typical partnership “flip” structures where the investors with cash distribution preferences receive a pre-negotiated return consisting of priority distributions from the project cash flows, in many cases, along with tax attributes. Tax equity investors typically realize a large portion of their return through an allocation of the majority of tax attributes, such as tax depreciation and tax credits, as such credits are realized by the project. Once this preferred return is achieved, the partnership “flips” and the common equity investor, often the operator or sponsor of the project, receives more of the cash flows through its equity interests while the previously preferred investors retain an ongoing residual interest. We have made investments in both the preferred and common equity of these structures. Given our equity method investments are in project companies, they typically have a finite expected life. We typically negotiate the purchase prices of our equity investments based on our underwritten project cash flows discounted back to a net present value, based on a target investment rate, with the cash flows to be received in the future reflecting both a return on the capital (at the investment rate) and a return of the capital we have committed to the project. We use a similar approach in the underwriting of our receivables.

Under GAAP, we account for these equity method investments using the HLBV method. Under this method, we recognize income or loss based on the change in the amount each partner would receive if the assets were liquidated at book value, after adjusting for any distributions or contributions made during such quarter. The amount received in a liquidation is typically based on the negotiated profit and loss allocation, which may differ from the allocation of distributable cash in any given period. The amount allocated to a tax equity investor during the hypothetical liquidation is typically reduced over time as tax attributes are allocated to them and they achieve portions of their preferred return. Accordingly, tax equity investors are allocated losses as they receive tax benefits, while the sponsors of the project and other investors subordinate to tax equity are allocated gains of a similar amount. Tax equity investors can generally elect either investment tax credits or production tax credits, which are each recognized over different time periods. This results in different HLBV income profiles despite the fact that cash allocations are typically not directly impacted by such a tax credit election. In addition, the agreed upon allocations of the project’s cash flows may differ materially from the profit and loss allocation used for the HLBV calculations in a given period.

The application of the HLBV method described above results in GAAP income or loss in any one period that is often significantly different from the economic returns achieved from the investment in any one period as a result of the impact of tax allocations, the high levels of depreciation and other non-cash expenses that are common to renewable energy projects and the differences between the agreed upon profit and loss and the cash flow allocations. Thus, in calculating Adjusted Earnings, we adjust GAAP net income (loss) for certain of our investments where there are characteristics as described above to take into account our calculation of the return on capital (based upon the underwritten investment rate), as adjusted to reflect the performance of the project and the cash distributed. In calculating the underwritten investment rate, we make certain assumptions, including the timing and amounts of cash flows generated by our investments, which may differ from actual results, and may update this yield to reflect our most current estimates of project performance. We believe this equity method investment adjustment to our GAAP net income (loss) in calculating our Adjusted Earnings measure is an important supplement to the income (loss) from equity method investments as determined under GAAP that helps investors understand the economic performance of these investments where HLBV income can differ substantially from the economic returns in any one period.

We have acquired equity investments in portfolios of renewable energy projects which have the majority of the distributions payable to more senior investors in the first few years of the project. The following table provides our results related to our equity method investments for the three and six months ended June 30, 2026 and 2025.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in millions)
Income (loss) under GAAP	$179	$158	$100	$246

Collections of Adjusted Earnings	$29	$53	$64	$73
Return of capital	40	15	70	21
Cash collected	$69	$68	$134	$94
Adjusted Earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), or a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating Adjusted Earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported Adjusted Earnings may not be comparable to similar metrics reported by other companies.
Adjusted ROE
Adjusted ROE is not a financial measure calculated in accordance with GAAP. It is calculated as Adjusted Earnings as described in this Appendix divided by our GAAP stockholders’ equity over the relevant period, presented on an annualized basis. GAAP stockholders’ equity at each date is located in the respective quarter’s Form 10-Q or that year’s Form 10-K.
Reconciliation of our GAAP Net Income to Adjusted Earnings
We have calculated our Adjusted Earnings and provided a reconciliation of our GAAP net income to Adjusted Earnings for the three and six months ended June 30, 2026 and 2025 in the tables below.

	Three months ended June 30,				Six months ended June 30,
	2026		2025		2026		2025
	$	per share	$	per share	$	per share	$	per share
	(dollars in thousands, except per share amounts)
Net income (loss) attributable to controlling stockholders (1)	$128,625	$0.92	$98,445	$0.74	$56,659	$0.43	$155,057	$1.18
Adjustments:
Reverse GAAP (income) loss from equity method investments	(178,912)		(157,680)		(99,654)		(245,667)
Adjusted income from equity method investments (2)	98,263		79,094		189,366		148,956
Elimination of proportionate share of up-front origination fees earned from co-investment structures (3)	(3,217)		(559)		(5,173)		(2,512)
Elimination of proportionate share of ongoing asset management fees earned from co-investment structures (4)	(2,480)		(1,013)		(4,367)		(1,763)
Equity-based expenses	5,922		5,595		23,736		18,272
Provision for loss on receivables	(11,006)		1,038		(6,465)		4,850
(Gain) loss on debt modification or extinguishment (5)	1,387		10,557		20,206		10,878
Amortization of intangibles	3		3		6		7
Non-cash provision (benefit) for income taxes (6)	56,973		38,158		24,767		62,055
Current year earnings attributable to non-controlling interest	3,158		1,350		1,382		2,923
Adjusted Earnings	$98,716	$0.75	$74,988	$0.60	$200,463	$1.52	$153,056	$1.23
Shares for Adjusted Earnings per share (7)	132,071,511		125,312,458		131,834,550		123,970,466

(1)	The per share data reflects the GAAP diluted earnings per share which is the most comparable GAAP measure to our Adjusted Earnings per share.
(2)	This is a non-GAAP adjustment to reflect the return on capital of our equity method investments as described above.
(3)
This adjustment is to eliminate the intercompany portion of up-front origination fees received from co-investment structures that for GAAP net income is included in the Equity method income line item. Since we remove GAAP Equity method income for purposes of our Adjusted Earnings metric, we add back the elimination through this adjustment.

(4)	This adjustment is to eliminate the intercompany portion of ongoing asset management received from co-investment structures that for GAAP net income is included in the Equity method income line item. Since we remove GAAP Equity method income for purposes of our Adjusted Earnings metric, we add back the elimination through this adjustment.
(5)	Included in Interest expense within our statements of operations.
(6)	Includes impact of cash paid for state income taxes during the three and six months ended June 30, 2026.
(7)
Shares used to calculate Adjusted Earnings per share represents the weighted average number of shares outstanding including our issued unrestricted common shares, restricted stock awards, restricted stock units, long-term incentive plan units, and the non-controlling interest in our Operating Partnership. We include any potential common stock issuances related to share based compensation units in the amount we believe is reasonably certain to vest. As it relates to Convertible Notes, we assess whether the instrument is more akin to debt or equity based on the value of the underlying shares compared to the conversion price during each period. If the instrument is determined to be more debt-like then we will include any related interest expense and exclude the underlying shares issuable upon conversion of the instrument. If the instrument is determined to be more equity-like and is more dilutive when treated as equity then we will exclude any related interest expense and include the weighted average shares underlying the instrument. We will consider the impact of any capped calls we hold in assessing whether an instrument is equity-like or debt-like.

Adjusted Recurring Net Investment Income

We have a Portfolio of investments that we finance using a combination of debt and equity, and we also generate recurring income from our retained interests in securitization trusts and from ongoing management fees from our securitization trusts and our co-investment vehicle. We calculate Adjusted Recurring Net Investment Income as shown in the table below by adjusting GAAP-based net investment income for those earnings adjustments that are applicable to Adjusted Recurring Net Investment Income. We believe that this measure is useful to investors as it shows the recurring income generated by our Portfolio after the associated interest cost of debt financing and from our asset management activities. Our management also uses Adjusted Recurring Net Investment Income in this way. Our non-GAAP Adjusted Recurring Net Investment Income measure may not be comparable to similarly titled measures used by other companies. This measure also differs from our previously reported “Adjusted Net Investment Income”, as Adjusted Net Investment Income did not include Management fees and retained interest income. For further information on the adjustments between GAAP-based net investment income and Adjusted Recurring Net Investment Income, including information about our equity method investments, see the discussion above related to Adjusted Earnings.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Interest and rental income	$84,470	$67,441	$167,159	$133,918
Management fees and retained interest income	12,850	8,988	22,581	15,987
Interest expense	(87,469)	(79,746)	(186,744)	(144,424)
GAAP-based net investment income (loss) (1)	9,851	(3,317)	2,996	5,481
Adjusted income from equity method investments (2)	98,263	79,094	189,366	148,956
Loss (gain) on debt modification or extinguishment (3)	1,387	10,557	20,206	10,878
Amortization of real estate intangibles	3	3	6	7
Elimination of proportionate share of ongoing asset management fees earned from co-investment structures (4)	(2,480)	(1,013)	(4,367)	(1,763)
Adjusted Recurring Net Investment Income	$107,024	$85,324	$208,207	$163,559

(1)GAAP-based net investment income (loss) as reported in previous periods was not defined to include Management fees and retained interest income. It has been included here in comparative periods to reflect the new definition.
(2)This is a non-GAAP adjustment to reflect the return on capital of our equity method investments as described above.
(3)Included in Interest expense within our statements of operations.
(4)GAAP net income includes an elimination of the intercompany portion of ongoing asset management fees received from co-investment structures in the Equity method income line item. Since GAAP Equity method income is not a component of this metric, we include the elimination of the management fee through this adjustment.

Managed Assets

We consolidate assets on our balance sheet, securitize assets off-balance sheet, and manage assets in which we coinvest with other parties via equity method investments. Therefore, certain of our receivables and other assets are not reflected on our balance sheet where we may have a residual interest in the performance of the investment, such as a retained interest in cash flows. Thus, we present our investments on a non-GAAP “Managed Assets” basis. We believe that our Managed Asset information is useful to investors because it portrays the amount of both on- and off-balance sheet assets that we manage, which enables investors to understand and evaluate the credit performance associated with our portfolio of receivables, equity investments and residual assets in off-balance sheet assets. Our management also uses Managed Assets in this way. Our non-GAAP Managed Assets measure may not be comparable to similarly titled measures used by other companies.

The following is a reconciliation of our GAAP-based Portfolio to our Managed Assets as of June 30, 2026 and December 31, 2025:

	As of
	June 30, 2026	December 31, 2025
	(dollars in millions)
Equity method investments	$4,782	$4,116
Receivables, net of allowance	3,145	3,280
Receivables held-for-sale	73	114
Real estate and debt securities	75	76
Other Portfolio assets (1)	126	—
GAAP-Based Portfolio	8,201	7,586
Assets held in securitization trusts	7,391	7,220
Fee-generating assets held in co-investment structures (2)	1,471	951
Non-fee generating assets held in co-investment structures (3)	501	314
Managed Assets	$17,564	$16,071
(1)    In the quarter ended June 30, 2026, we exercised certain of our protective rights under a loan agreement to a project company, which caused us to obtain the ability to direct the significant activities related to the projects, and accordingly to consolidate the project company to which the loans were made. This amount includes $165 million of in-construction fixed assets we consolidated, net of a $25 million liability to be paid upon project completion and $14 million of non-controlling interest, representing our economic claim on these assets.
(2)    Represents assets in our co-investment structures which are attributable to our co-investors and on which we earn an asset management fee. Total assets in co-investment structures are $2.9 billion and $1.9 billion as of June 30, 2026 and December 31, 2025, respectively. There are $1.4 billion of closed transactions which have not yet funded as of June 30, 2026.
(3)    Represents assets in our co-investment structures which are not attributable to our co-investors, and therefore are not fee-generating. Such assets are attributable to us but were financed with debt issued by the co-investment structure and therefore are not reflected in the carrying value of the equity method investment we hold in the structure.

Adjusted Cash from Operations Plus Other Portfolio Collections

We operate our business in a manner that considers total cash collected from our Portfolio, reduced by necessary operating and debt service payments to assess the amount of cash we have available to fund dividends and investments. We believe that the aggregate of these items, which combine as a non-GAAP financial measure titled Adjusted Cash from Operations plus Other Portfolio Collections, is a useful measure of the liquidity we have available from our assets to fund both new investments and our regular quarterly dividends. This non-GAAP financial measure may not be comparable to similarly titled or other similar measures used by other companies. Although there is also not a directly comparable GAAP measure that demonstrates how we consider cash available for dividend payment, below is a reconciliation of this measure to Net cash provided by operating activities.

Adjusted Cash from Operations plus Other Portfolio Collections also differs from Net cash provided by (used in) investing activities in that it excludes many of the uses of cash used in our investing activities such as in Equity method investments, Purchases of and investments in receivables, Purchases of debt securities, and Collateral provided to and received from hedge counterparties. In addition, Adjusted Cash from Operations plus Other Portfolio Collections is not comparable to Net cash provided by (used in) financing activities in that it excludes many of our financing activities such as proceeds from common stock issuances and borrowings and repayments of unsecured debt. We evaluate Adjusted Cash from Operations plus Other Portfolio Collections on a trailing twelve month (“TTM”) basis, as cash collections during any one quarter may not be comparable to other single quarters due to, among other reasons, the seasonality of projects operations and the timing of disbursement and payment dates.

Cash available for reinvestment is a non-GAAP measure which is calculated as Adjusted Cash from Operations plus Other Portfolio Collections less dividend and distribution payments made during the period. We believe Cash available for reinvestment is useful as a measure of our ability to make incremental investments from reinvested capital after factoring in all necessary cash outflows to operate the business. Management uses Cash available for reinvestment in this way, and we believe that our investors use it in a similar fashion.

	For the year ended,	Plus:	Less:	For the TTM ended,
		For the six months ended,
	December 31, 2025	June 30, 2026	June 30, 2025	June 30, 2026
		(in thousands)
Net cash provided by operating activities	$167,317	$83,663	$42,450	$208,530
Changes in receivables held-for-sale	23,759	(1,019)	4,285	18,455
Equity method investment distributions received (1)	59,416	19,134	19,529	59,021
Proceeds from sales of equity method investments	—	—	—	—
Principal collections from receivables	705,675	343,834	172,080	877,429
Proceeds from sales of receivables	8,344	15,282	8,344	15,282
Proceeds from sales of land	—	—	—	—
Principal collections from debt securities (2)	1,849	198	253	1,794
Principal payments on non-recourse debt	(7,136)	(4,910)	(4,950)	(7,096)
Adjusted Cash from Operations plus Other Portfolio Collections	959,224	456,182	241,991	1,173,415
Less: Dividends and distributions	(209,776)	(112,657)	(102,443)	(219,990)
Cash Available for Reinvestment	$749,448	$343,525	$139,548	$953,425
(1) Represents return of capital distributions from our equity method investments included in cash provided by (used in) investing activities section of our statement of cash flows which is incremental to any equity method investment distributions found in net cash provided by operating activities.
(2) Included in Other in the cash provided (used in) investing activities section of our statement of cash flows.
	For the year ended,	Plus:	Less:	For the TTM ended,
		For the six months ended,
	December 31, 2025	June 30, 2026	June 30, 2025	June 30, 2026
		(in thousands)
Components of Adjusted Cash from Operations plus Other Portfolio Collections:
Cash collected from our Portfolio	1,199,907	589,812	371,021	1,418,698
Cash collected from sale of assets (1)	33,389	21,156	23,434	31,111
Cash used for compensation and benefit expenses and general and administrative expenses	(89,088)	(65,336)	(51,858)	(102,566)
Interest paid (2)	(227,867)	(122,556)	(128,739)	(221,684)
Management fees and retained interest income and origination fees and other income	50,170	32,377	20,919	61,628
Principal payments on non-recourse debt	(7,136)	(4,910)	(4,950)	(7,096)
Other	(151)	5,639	12,164	(6,676)
Adjusted Cash from Operations plus Other Portfolio Collections	$959,224	$456,182	$241,991	$1,173,415
(1) Includes cash from the sale of assets on our balance sheet as well as securitization transactions.
(2) Amounts include the impact of cash settlements from derivatives which were designated as cash flow hedges.

Adjusted Return on Equity
Adjusted Return on Equity is a measure of the economic performance of our invested equity capital. Adjusted Return on Equity is calculated as our Adjusted Earnings divided by our average stockholder’s equity for the period, expressed on an annualized basis. The direct comparable GAAP measure is GAAP-based return on equity, which we have presented below. Adjusted Return on Equity differs from GAAP-based return on equity in that the numerator of the calculation contains those adjustments described in the Adjusted Earnings section above. We believe that Adjusted Return on Equity gives investors an understanding into our performance after considering the effects of financial leverage. Our management uses it in this way and we believe that our investors use it in a similar fashion, and as such, we believe that its disclosure is useful to our investors.

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
	(in thousands)		(in thousands)
GAAP Net Income	$131,783	$99,795	$58,041	$157,980
Average Stockholders’ Equity (1)	2,592,432	2,529,690	2,614,244	2,488,152
GAAP-based Return on Equity	20.3%	15.8%	4.4%	12.7%

Adjusted Earnings	$98,716	$74,988	$200,463	$153,056
Average Stockholders’ Equity (1)	2,592,432	2,529,690	2,614,244	2,488,152
Adjusted Return on Equity	15.2%	11.9%	15.3%	12.3%
(1)    Average Stockholders’ Equity for quarterly periods is calculated as the average of the Stockholders’ Equity at the beginning and end of each quarterly period. Average Stockholders’ Equity for year-to-date periods is calculated as the average of the Stockholders’ Equity at the end of the preceding year and as of the end of each of the relevant period’s quarters. We have recast prior periods to conform with this calculation methodology.

Portfolio Yield
The calculation of Portfolio Yield was updated in Q2 2026. It now reflects Interest and Rental Income plus Adjusted Income from Equity Method Investments divided by the average Portfolio balance. Average Portfolio balance is calculated as the average of the Portfolio at the beginning and end of each quarterly period. Average Portfolio balance for year-to-date periods is calculated as the average of the Portfolio at the end of the preceding year and as of the end of each of the relevant period’s quarters. Previously, Portfolio Yield was calculated as the as the weighted average underwritten yield of the investments in our Portfolio as of the end of the period. We have recast prior periods to conform with this calculation methodology.